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                                                                    EXHIBIT 10.5

                                February 8, 2000


Gary Tidd
6603 Ripley Lane North
Renton, WA  98056

     Re:  Employment Offer Letter

Dear Mr. Tidd:

     Captura Software Inc., a Delaware corporation (together with its subsidiaries, "Captura" or the "Company"), is pleased to offer you employment with the Company. By this Employment Offer Letter, Captura extends its written offer of employment to you subject to the provisions specified below. Execution of this Employment Offer Letter by you indicates your agreement to accept employment at Captura subject to these same provisions.

Position:                          EVP, North American Sales

Start Date:                        No later than March 1, 2000.

Duties and Responsibilities:       You shall perform, on behalf of Captura,
                                   those services which are customary for the position and job description to which you are appointed. In addition, your duties and responsibilities may include other services and tasks as directed by your manager from time to time. You shall be required to execute and honor the provisions of the Employee Invention and Confidentiality
                                   Agreement and confirm that you are not bound by any non-compete or confidentiality agreements which would prevent you from performing your job responsibilities at
                                   Captura.

Annual Salary:                     Your annual base salary shall be $150,000 per
                                   annum.

Incentive Compensation:            You will be eligible to participate in a
                                   sales commission plan with agreed upon
                                   objectives and goals to be established by Captura's Chief Executive Officer within the first thirty (30) days of employment.

Signing Bonus:                     You will receive a signing bonus of $15,000
                                   payable during the first regularly scheduled payroll run after your start date.
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Gary Tidd
February 8, 2000
Page 2


Severance:          In the event of the termination by the Company of your
                    employment, for reasons other than cause, the Company will continue your annual base salary for a period of one year after date of termination at your then current base rate. In addition, in the event of the termination of your employment by the Company for reasons other than cause, the stock option grant discussed below will continue to vest for a period of one year after date of termination. For purposes of this letter, "cause" shall mean (i) any act of personal dishonesty taken by the Employee in connection with his/her responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) the Employee's commission or a felony or an act of fraud against the Company or its affiliates, (iii) a willful act by the Employee that constitutes gross misconduct and that is injurious to the Company, and (iv) continued significant failure by the Employee to perform his/her duties commensurate with the position, after there has been delivered to the Employee a written demand for performance from the Company that describes the basis for the Company's belief that the Employee has not substantially performed his/her duties.

Vacation:           Vacation shall be accrued at the rate of 20 days per year.

Benefits Plan:      You shall be eligible to receive the same benefits package as is generally offered to full time employees of Captura;
                    provided, however, that Captura reserves the right to modify or update its benefits package from time-to-time.

Stock Option:       On your first official day of employment with the Company, you will begin eligibility for a grant of an option to purchase 200,000 shares of Captura Common Stock. This option will vest over 4 years, assuming continued employment with Captura. The Company intends to grant this option in accordance with the rules of the Captura Stock Option Plan, and the option will be evidenced by a separate stock option agreement in the form attached hereto as Exhibit A.

     Captura is an "at will" employer, and this Employment Offer Letter shall not be interpreted or construed to constitute an employment contract for any specific term or include any provision not specifically set forth above. This Employment Offer Letter represents the entire agreement between you and the Company concerning the terms and conditions of your
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Gary Tidd
February 8, 2000
Page 3


employment by the Company and supersedes all prior agreements, whether oral or written, with respect to this matter.

     Our offer to hire you is contingent upon your submission of satisfactory proof of your identity and your legal authorization to work in the United States. If you fail to submit this proof, federal law prohibits us from hiring you.

     If you agree with and accept the terms of this offer of employment, please sign below and return this letter to our office, attention Corkey Christensen. We are confident your employment with Captura will prove mutually beneficial, and we look forward to having you join us.


Captura Software, Inc.             Employee:


/s/ Dan Vetras                     /s/ Gary Tidd
-------------------                ----------------
Dan Vetras                         Gary Tidd
President and CEO